EXHIBIT 99.1

Contact:
Angela Hartley
Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

PATRIOT SCIENTIFIC CORPORATION ANNOUNCES
MAJOR REORGANIZATION

October 9, 2009 -- CARLSBAD, Calif.-- Patriot Scientific Corporation (OTC BB:PTSC) announced a major reorganization today.  Rick Goerner has been relieved from his position as Chief Executive Officer and President of Patriot Scientific Corporation (“PTSC”) by the PTSC Board of Directors.  He has resigned all positions with Patriot Data Solutions Group, Inc. (“PDSG”, a wholly owned subsidiary of PTSC) and Avot Media, Talis Data Systems and Holocom Inc., three companies in which PTSC is invested.  In addition, the Board has removed Paul Bibeau as Vice President, Business Development of PTSC and Renney Senn, a senior executive at PDSG.

Cliff Flowers, PTSC’s Chief Financial Officer since 2007, has been appointed as the Interim Chief Executive Officer of PTSC and will have direct responsibility for all PDSG operations as well.  The Company plans to continue supporting its operational functions through PDSG and to capitalize on opportunities emerging in the healthcare, justice and public safety markets that it serves.

The Board of Directors has endorsed this reorganization of the Company with the intent of providing a new generation of leadership to transform Patriot and its wholly owned subsidiary, PDSG, into a more innovative, integrated and global company.  The changes being made are intended to accelerate the transformation of the PDSG acquisition and enable a faster implementation of its strategic direction.

The Company will seek management with appropriate industry expertise to accelerate that growth.  In that regard, the Company has retained Eclat Consulting LLC of McLean, Virginia to assist the Company in its search for a Chief Executive Officer and to assist PDSG with the completion of its business plan and the acceleration of its revenue stream.  Additionally, the Board expects to receive a favorable independent technical assessment of PDSG’s flagship Crossflo DataExchange® product (CDX) within the next two weeks.

The Company plans to file its Quarterly Report on Form 10Q for the period ending August 31, 2009, on October 9, 2009.  No conference call is scheduled at this time.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.